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                                                                    Exhibit 23.1



                         INDEPENDENT AUDITOR'S CONSENT



    We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement No. 33-88496 of S.D. Warren Company of our report dated September 11, 1996 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the comparability of the balance sheet and the statements of operations, changes in parent's equity and cash flows of the Predecessor Corporation) appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the headings "Selected Historical Financial Data", "Changes and Disagreements with Accounts on Accounting and Financial Disclosure" and "Experts" in such Prospectus.



/s/ Deloitte & Touch LLP
Boston, Massachusetts
November 7, 1996